Investment Sub-Advisory Agreement

Investment Sub-Advisory Agreement made as of this 15th day of April 2026 by and among the First Trust Exchange-Traded Fund VIII, a Massachusetts business trust (the “Trust”), First Trust Advisors L.P., an Illinois limited partnership (the “Manager”) and a registered investment adviser with the Securities and Exchange Commission (“SEC”), and Stonebridge Advisors LLC, a Delaware limited liability company and a registered investment adviser with the SEC (the “Sub-Adviser”).

Whereas, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

Whereas, the Trust intends to offer shares in the series set forth on Schedule A attached hereto and any other series as to which this investment sub-advisory agreement (the “Agreement”) may hereafter be made applicable and set forth on Schedule A, which may be amended from time to time (each such series being herein referred to as a “Fund” and collectively, the “Funds”);

Whereas, the Trust has retained the Manager to serve as the investment adviser for a Fund pursuant to an Investment Management Agreement between the Manager and the Trust dated January 12, 2023 and effective on behalf of the respective Fund beginning on the applicable date set forth on Schedule A of such agreement (as such agreement may be modified from time to time, the “Management Agreement”);

Whereas, the Management Agreement provides that the Manager may, subject to certain requirements, appoint a sub-adviser at its own cost and expense for the purpose of furnishing certain services required under the Management Agreement; and

Whereas, the Trust and the Manager desire to retain the Sub-Adviser to furnish investment advisory services on behalf of each Fund with respect to the portion of the respective Fund’s investment portfolio allocated to the Sub-Adviser by the Manager from time to time and managed by the Sub-Adviser, not including any allocation that is not invested or held in cash (the “Allocated Assets”), upon the terms and conditions hereafter set forth;

Now, Therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment. The Trust and the Manager hereby appoint the Sub-Adviser to provide certain investment sub-advisory services to each Fund for the period and on the terms set forth in this Agreement and on Schedule A hereto. The Sub-Adviser accepts such appointment and agrees to furnish the services herein for the compensation set forth in this Agreement and on Schedule A hereto. The Sub-Adviser further acknowledges and agrees that, with respect to the Allocated Assets, the Manager may modify the portion of a Fund’s assets allocated to the Sub-Adviser at any time. The Sub-Adviser shall, for all purposes herein provided, be deemed an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for nor represent the Trust, any Fund or the Manager in any way, nor otherwise be deemed an agent of the Trust, any Fund or the Manager.

2. Services to Be Performed. (a) Subject always to the supervision of the Trust’s Board of Trustees (the “Board of Trustees”) and the Manager, the Sub-Adviser will act as sub-adviser for, and manage on a discretionary basis the investment and reinvestment of the Allocated Assets of each Fund, furnish an investment program in respect of, make investment decisions for, and place all orders (either directly or through the Manager) for the purchase and sale of securities and other instruments with respect to the Allocated Assets of a Fund’s investment portfolio, all on behalf of such Fund and as described in the Fund’s most current effective registration statement on Form N-1A, or any successor form thereto, and as the same may thereafter be amended from time to time. In the performance of its duties, the Sub-Adviser will in all material respects (i) satisfy any applicable fiduciary duties it may have to each Fund, (ii) with respect to the Allocated Assets, monitor each Fund’s investments, (iii) comply with the provisions of the Trust’s Declaration of Trust and By-laws, as amended from time to time and communicated by the applicable Fund or the Manager to the Sub-Adviser in writing, (iv) comply with (A) the respective investment objective(s), policies and restrictions of the Fund stated in the applicable Fund’s most recently effective prospectus and statement of additional information, (B) such other investment objective(s), policies, restrictions or instructions as the Manager or the Trust’s Board of Trustees may communicate to the Sub-Adviser in writing, (C) any changes to the objectives, policies, restrictions or instructions required under the foregoing (A) and (B) as communicated by the Fund or the Manager to the Sub-Adviser in writing and (v) with respect to the Allocated Assets, assist in the valuation of portfolio assets held by a Fund as requested by the Manager or the respective Fund. Each Fund or the Manager shall provide the Sub-Adviser with current copies of the Trust’s Declaration of Trust and By-laws. Each Fund’s prospectus, statement of additional information and any amendments thereto are made available on such Fund’s public website.(b) Unless otherwise provided by the Manager, the Sub-Adviser is authorized to select the brokers, dealers, futures commission merchants, banks or any other agent or counterparty that will execute the purchases and sales of the Allocated Assets of the Funds, and is directed to use its commercially reasonable efforts to obtain best execution, which includes most favorable net results and execution of each Fund’s orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. Subject to approval by the Board of Trustees and compliance with the policies and procedures adopted by the Board of Trustees for the respective Fund and to the extent permitted by and in conformance with applicable law (including Rule 17e-1 under the 1940 Act), the Sub-Adviser may select brokers or dealers affiliated with the Sub-Adviser. It is understood that the Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or the Funds, or be in breach of any obligation owing to the Trust or the Funds under this Agreement, or otherwise, solely by reason of its having caused a Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion.

In addition, the Sub-Adviser may, to the extent permitted by applicable law, aggregate purchase and sale orders of securities or other instruments placed with respect to the Allocated Assets of a Fund with similar orders being made simultaneously for other accounts managed by the Sub-Adviser or its affiliates, if in the Sub-Adviser’s reasonable judgment such aggregation shall result in an overall economic benefit to such Fund, taking into consideration the selling or purchase price, brokerage commissions and other expenses. In the event that a purchase or sale of an asset of a Fund occurs as part of any aggregate sale or purchase orders, the objective of the Sub-Adviser and any of its affiliates involved in such transaction shall be to allocate the assets so purchased or sold, as well as expenses incurred in the transaction, among such Fund and other accounts in a fair and equitable manner. Nevertheless, the Funds and the Manager acknowledge that under some circumstances, such allocation may adversely affect a Fund with respect to the price or size of the assets obtainable or salable. Whenever a Fund and one or more other investment advisory clients of the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Sub-Adviser to be equitable to each, although such allocation may result in a delay in one or more client accounts being fully invested that would not occur if such an allocation were not made. Moreover, it is possible that due to differing investment objectives or for other reasons, the Sub-Adviser and its affiliates may purchase securities or other instruments of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities, assets or instruments for another client.

The Sub-Adviser will not arrange purchases or sales of securities or other assets between a Fund and other accounts advised by the Sub-Adviser or its affiliates unless (i) such purchases or sales are in accordance with applicable law (including Rule 17a-7 under the 1940 Act) and the Fund’s policies and procedures, (ii) the Sub-Adviser determines the purchase or sale is in the best interests of the Fund, and (iii) the Board of Trustees has approved these types of transactions.

A Fund may adopt policies and procedures that modify or restrict the Sub-Adviser’s authority regarding the execution of a Fund’s portfolio transactions provided herein.

(d)       For purposes of complying with Rule 10f-3, Rule 12d3-1, Rule 17a-10 and Rule 17e-1 under the 1940 Act, the Sub-Adviser hereby agrees that it will not consult with any other sub-adviser of an investment company or a series of an investment company that is advised by the Manager (the “First Trust Fund complex”) or an affiliated person of a sub-adviser (including any sub-adviser that is a principal underwriter or an affiliated person of such principal underwriter), concerning transactions for a Fund or any fund in the First Trust Fund complex in securities or other fund assets. In addition, with respect to a fund in the First Trust Fund complex with multiple sub-advisers, the Sub-Adviser shall be limited to providing investment advice with respect to only the discrete portion of a fund’s portfolio as may be determined from time-to-time by the Board of Trustees or the Manager, and shall not consult with a sub-adviser (including any sub-adviser that is a principal underwriter or an affiliated person of such principal underwriter) as to any other portion of a fund’s portfolio concerning transactions for a fund in securities or other assets. Notwithstanding the foregoing, the provisions in this paragraph do not apply to the consultations between the Sub-Adviser and any sub-adviser retained by the Sub-Adviser pursuant to Section 4 hereof.

(e)       The Sub-Adviser will communicate to the officers and Trustees of the Trust such information relating to transactions for the Allocated Assets of a Fund as they may reasonably request. In no instance will any Fund’s portfolio assets constituting the Allocated Assets be purchased from or sold to the Manager, the Sub-Adviser or any affiliated person of either the Trust, the Manager, or the Sub-Adviser, except as may be permitted under the 1940 Act and under no circumstances will the Sub-Adviser select brokers or dealers for Fund transactions on the basis of Fund share sales by such brokers or dealers.

(f)       The Sub-Adviser will monitor for any transaction that could be considered to be a change of control of the Sub-Adviser or an assignment of this Agreement and will report in writing to the Trust’s chief compliance officer or other party as the Manager may designate for receipt of such report as soon as practicable in advance of such transaction. The terms “control” and “assignment” (hereafter, an “Assignment”) shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

(g)       The Sub-Adviser further agrees that it:

(i) will use the same degree of skill and care in providing its services pursuant to this Agreement as it uses in providing services to other fiduciary accounts for which it has investment responsibilities;

(ii) will (A) conform in all material respects to all applicable rules and regulations of the SEC, the Commodity Futures Trading Commission and any other applicable regulatory authority, (B) comply in all material respects with all policies and procedures adopted by the Board of Trustees for the Funds and communicated to the Sub-Adviser in writing, (C) conduct its activities under this Agreement in all material respects in accordance with any applicable law and regulations of any governmental authority pertaining to its investment advisory activities and commodity trading activities and (D) promptly notify the Manager and the Fund if the Sub-Adviser intends to use any derivative transactions on behalf of a Fund’s portfolio;

(iii) will report to the Manager and to the Board of Trustees on a quarterly basis and will make appropriate persons available for the purpose of reviewing with representatives of the Manager and the Board of Trustees on a regular basis at such times as the Manager or the Board of Trustees may reasonably request in writing regarding the management of the Allocated Assets, including, without limitation, review of the general investment strategies of the Funds (as they pertain to the Allocated Assets), the performance of the Allocated Assets of a Fund in relation to relevant standard industry indices and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Manager or the Board of Trustees;

(iv) will prepare and maintain such books and records with respect to each Fund’s assets and other transactions for each Fund’s Allocated Assets as required for registered investment advisers under applicable law, the Funds’ compliance policies and procedures or as otherwise requested by the Manager or the Board of Trustees and will prepare and furnish the Manager and the Board of Trustees such periodic and special reports as the Board of Trustees or the Manager may request. Such records shall be open to inspection at all reasonable times by the Manager or the Funds and any appropriate regulatory authorities. The Sub-Adviser further agrees that all records that it maintains for a Fund are the property of the respective Fund and the Sub-Adviser will surrender promptly to such Fund any such records upon the request of the Manager or such Fund (provided, however, that the Sub-Adviser shall be permitted to retain copies thereof); and shall be permitted to retain originals (with copies to the relevant Fund) to the extent required under Rule 204-2 of the Investment Advisers Act of 1940 or other applicable law;

(v) will monitor the pricing of portfolio assets that comprise the Allocated Assets and events relating to the issuers of those assets and the markets in which the securities or other assets trade in the ordinary course of managing the portfolio investments of the Funds, and will notify Manager promptly of any issuer-specific or market events or other situations that occur (particularly those that may occur after the close of a foreign market in which the investments may primarily trade but before the time at which the respective Fund’s investments are priced on a given day) that may materially impact the pricing of one or more securities or other assets that comprise the Allocated Assets of the respective Fund. In addition, Sub-Adviser will at the Manager’s request assist the Manager in evaluating the impact that such an event may have on the net asset value of the Fund and in determining a recommended fair value of the affected investment or investments; and

(vi) will, to the extent the Fund is relying on an exemptive order, an amendment thereto, no-action assurances, or other relief, rule or regulation permitting, in general terms, the Fund to hire one or more sub-advisers or amend a sub-advisory agreement without shareholder approval, comply with any terms and conditions provided in such exemptive order, amendment thereto, no-action assurances, or other relief, rule or regulation applicable to it as a sub-adviser. For the avoidance of doubt, unless advised otherwise by the Manager and/or the Fund, the Fund is relying on the following exemptive relief permitting, among other things, the Fund, in general terms, to hire one or more sub-advisers and amend sub-advisory agreements without shareholder approval: Investment Company Act Rel. No. 30587 (July 1, 2013) and BNY Mellon Family of Funds (pub. avail. July 9, 2019)(the “BNY Letter”) (including compliance with the terms and conditions of the exemptive order granted to Carillon Series Trust, et al., Investment Company Act Rel. Nos. 33464 (May 2, 2019)(notice) and 33494 (May 29, 2019)(order) referenced in the BNY Letter).

3. Expenses. During the term of this Agreement, the Sub-Adviser will be responsible to pay the following:

(a)       The Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, other than the cost of securities and other assets (including brokerage commissions, if any) purchased for the Funds.

(b)       The Sub-Adviser agrees to bear any and all costs and expenses of a Fund arising in connection with any actual, proposed, expected or possible Assignment of this Agreement by the Sub-Adviser, including, without limitation, a change in control of the Sub-Adviser (even if a proposed, expected or possible Assignment ultimately does not take place). For the avoidance of doubt, without limiting the immediately preceding sentence, if there is a termination (or possible or anticipated termination) of this Agreement as a result of an Assignment (or possible or anticipated Assignment) by the Sub-Adviser, then the Sub-Adviser shall bear, without limitation, (i) the expenses and costs incurred in connection with preparing, printing, filing and mailing a notice, information statement and/or proxy statement, as applicable and (ii) if relevant, solicitation and other costs associated with the use of a proxy statement. For the avoidance of doubt, the preceding two sentences, shall not apply in the event of an Assignment or proposed Assignment by the Manager, including any termination of this Agreement that results from an Assignment of the Management Agreement or this Agreement, in each case, arising from a change in control of the Manager.

4. Additional Sub-Advisers. Subject to obtaining the initial and periodic approvals required under Section 15 of the 1940 Act (after taking into effect any exemptive order, amendment thereto, no-action assurance or other relief, rule or regulation upon which the respective Fund may rely) and the approval of the Manager, the Sub-Adviser may retain one or more additional sub-advisers at the Sub-Adviser’s own cost and expense for the purpose of furnishing one or more of the services described herein with respect to a Fund. Retention of a sub-adviser hereunder shall in no way reduce the responsibilities or obligations of the Sub-Adviser under this Agreement, and the Sub-Adviser shall be responsible to the Funds for all acts or omissions of any sub-adviser in connection with the performance of the Sub-Adviser’s duties hereunder.

5. Compensation. For the services provided and the expenses assumed pursuant to this Agreement for a Fund, the Manager will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a portfolio management fee (the “Sub-Advisory Fee”) for each respective Fund equal to the annual rate of the percentage set forth on Schedule A attached hereto of the average daily net assets of the Allocated Assets for the applicable Fund. With respect to each Fund, for the month and year in which this Agreement becomes effective or terminates for the respective Fund, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year for such Fund, respectively. The Sub-Advisory Fee shall be payable in arrears on or about the fifth day of each month during the term of this Agreement.

6. Services to Others. The Trust and the Manager acknowledge that the Sub-Adviser now acts, or may in the future act, as an investment adviser to other managed accounts and as investment adviser or investment sub-adviser to one or more other investment companies that are not series of the Trust. In addition, the Trust and the Manager acknowledge that the persons employed by the Sub-Adviser to assist in the Sub-Adviser’s duties under this Agreement will not devote their full time to such efforts. It is also agreed that the Sub-Adviser may use any supplemental research obtained for the benefit of a Fund in providing investment advice to its other investment advisory accounts and for managing its own accounts.

7. Limitation of Liability. The Sub-Adviser shall not be liable for, and the Trust and the Manager will not take any action against the Sub-Adviser to hold the Sub-Adviser liable for, any error of judgment or mistake of law or for any loss suffered by a Fund or the Manager (including, without limitation, by reason of the purchase, sale or retention of any security) in connection with the performance of the Sub-Adviser’s duties under this Agreement, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

8. Term; Termination. This Agreement shall become effective for each Fund on the date set forth in Schedule A for such Fund, provided that it has been approved in the manner required by the 1940 Act (after taking into effect any exemptive order, no-action assurances, or other relief, rule or regulations upon which any Fund may rely), and shall remain in full force until the two year anniversary of the date of its effectiveness with respect to such Fund unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved for the respective Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder (after taking into effect any exemptive order, no-action assurances, or other relief, rule or regulation upon which any Fund may rely); provided, however, that if the continuation of this Agreement is not approved for a Fund, the Sub-Adviser may continue to serve in such capacity for such Fund in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement shall automatically terminate in the event of its Assignment and may be terminated at any time without the payment of any penalty by the Manager or the Sub-Adviser upon sixty (60) days’ written notice to the other parties. This Agreement may also be terminated with respect to a Fund by such Fund by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of such Fund upon sixty (60) days’ written notice to the Sub-Adviser by the Fund without payment of any penalty.

This Agreement may be terminated at any time with respect to a Fund without the payment of any penalty by the Manager, the Board of Trustees or by vote of a majority of the outstanding voting securities of the applicable Fund in the event that it shall have been established by a court of competent jurisdiction that the Sub-Adviser or any officer or director of the Sub-Adviser has taken any action that results in a breach of the material covenants of the Sub-Adviser set forth herein.

For clarity, termination of this Agreement with respect to one Fund will not terminate this Agreement for the other Funds. The term “vote of a majority of the outstanding voting securities” shall have the meaning set forth in the 1940 Act and the rules and regulations thereunder.

This Agreement shall automatically terminate with respect to a Fund in the event the Management Agreement between the Manager and the Trust on behalf of the Fund is terminated, assigned or not renewed.

Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 5, or the obligation of the Sub-Adviser to pay the expenses as described in Section 3, earned or accrued prior to such termination and for any additional period during which the Sub-Adviser serves as such for the respective Fund, subject to applicable law.

9. Compliance Certification. From time to time the Sub-Adviser shall provide such certifications with respect to Rule 38a-1 under the 1940 Act, as are reasonably requested by a Fund or the Manager. In addition, the Sub-Adviser will, from time to time, provide a written assessment of its compliance program in conformity with current industry standards that is reasonably acceptable to the respective Fund to enable such Fund to fulfill its obligations under Rule 38a-1 under the 1940 Act.

10.       Notice. Any notice under this Agreement shall be sufficient in all respects if given in writing and delivered by (i) commercial courier providing proof of delivery; or (ii) electronic means, and addressed as follows or addressed to such other person or address as such party may designate for receipt of such notice.

If to the Manager or the Fund:	If to the Sub-Adviser:
First Trust Exchange-Traded Fund VIII, on behalf of the series listed on Schedule A First Trust Advisors L.P. 120 E. Liberty Drive Wheaton, Illinois 60187 Attention: Secretary Email:	Stonebridge Advisors LLC 10 Westport Road Suite C-101 Wilton, CT 06897 Attention: Robert Wolf, CEO Email: rwolf@stonebridgeft.com

The Manager and each Fund also hereby consent to the electronic delivery of the Sub-Adviser’s Form ADV, privacy policy and other periodic disclosures and notices to the email address listed above or through other electronic means as agreed to by the parties from time to time. The Sub-Adviser also consents to the electronic delivery of any materials provided by the Manager or a Fund in the course of the Sub-Adviser’s services to such Fund hereunder to the email address listed above or through other electronic means as agreed to by the parties from time to time.

11. Additional Limitations on Liability. All parties hereto are expressly put on notice of the Trust’s Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and Trustee liability contained therein and a copy of which has been provided to the Sub-Adviser prior to the date hereof. This Agreement is executed by the Trust on behalf of each Fund by the Trust’s officers in their capacity as officers and not individually and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but the obligations imposed upon the Trust or a Fund by this Agreement are binding only upon the assets and property of the respective Fund, and persons dealing with the Trust or a Fund must look solely to the assets of such Fund for the enforcement of any claims.

12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

13. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 11 hereof, which shall be construed in accordance with the laws of Massachusetts) the laws of the State of Illinois. For the avoidance of doubt, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, no action assurance, order (including amendment thereto) or other relief of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, no action assurance, order (including any amendment thereto) or other relief.

14. Amendment. This Agreement may only be amended, or its provisions modified or waived, in a writing signed by the party against which such amendment, modification or waiver is sought to be enforced.

15. Authority. Each party represents to the others that it is duly authorized and fully empowered to execute, deliver and perform this Agreement. The Trust represents that, with respect to each Fund, engagement of the Sub-Adviser has been duly authorized by the Trust and is in accordance with the Trust’s Declaration of Trust and other governing documents of the Fund.

16. Severability. Each provision of this Agreement is intended to be severable from the others so that if any provision or term hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining provisions and terms hereof; provided, however, that the provisions governing payment of the Sub-Advisory Fee described in Section 5 and the obligation to pay the expenses described in Section 3 are not severable.

17. Entire Agreement; Counterparts. This Agreement constitutes the sole and entire agreement of the parties hereto with respect to the subject matter expressly set forth herein. This Agreement may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures were upon the same instrument.

18. Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity that is not a party hereto.

19. Forum Selection. Any action brought on or with respect to this Agreement or any other document executed in connection herewith or therewith by a party to this Agreement against another party to this Agreement shall be brought only in a court of competent jurisdiction in Chicago, Cook County, Illinois, or if venue does not lie in any such court only in a court of competent jurisdiction within the State of Illinois (the “Chosen Courts”). Each party to this Agreement (a) consents to jurisdiction in the Chosen Courts; (b) waives any objection to venue in any of the Chosen Courts; and (c) waives any objection that any of the Chosen Courts is an inconvenient forum. In any action commenced by a party hereto against another party to the Agreement, there shall be no right to a jury trial. THE RIGHT TO A TRIAL BY JURY IS EXPRESSLY WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW.

In Witness Whereof, the Trust on behalf of the Funds, the Manager and the Sub-Adviser have caused this Agreement to be executed as of the day and year first above written.

First Trust Advisors L.P.	Stonebridge Advisors LLC
By /s/ James M. Dykas	By Robert Wolf
Title: Chief Financial Officer	Title: Chief Investment Officer & Executive Vice President

First Trust Exchange-Traded Fund VIII, on behalf of the series listed on Schedule A

By:   /s/ James M. Dykas

Title:     President and CEO

Schedule A

Funds	Percentage of Average Daily Net Assets of Allocated Assets	Effective Date
First Trust Flexible Income ETF	0.30%	July 17, 2026

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